AMENDMENT NO. 5 TO AMENDED AND RESTATED
               REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT
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         This AMENDMENT NO. 5 TO AMENDED AND RESTATED REVOLVING CREDIT, TERM
LOAN AND SECURITY AGREEMENT (the "Agreement"), dated as of January 6, 2003, is by and among KOALA CORPORATION, a Colorado corporation, as borrower and debtor ("Borrower"), KEYBANK NATIONAL ASSOCIATION ("KeyBank"), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as a Lender and in its capacity as agent acting in the manner described in the Credit Agreement ("U.S. Bank" or "Agent").

                                    RECITALS
                                    --------

         A. Borrower, U.S. Bank and KeyBank are parties to that certain Amended and Restated Revolving Credit, Term Loan and Security Agreement dated September 26, 2001, as amended (the "Credit Agreement").

         B. Borrower intends to sell substantially all of the assets (the "Acquired Assets") owned by its subsidiary PS Florida, Inc. to PS Commercial Play, LLC pursuant to an asset purchase agreement previously provided to the Lenders (the "Asset Purchase Agreement").

         C. Pursuant to the Credit Agreement, the Lenders have a security interest in all of the assets of Borrower and its Consolidated Subsidiaries including the Acquired Assets and, therefore, Borrower has requested that the Lenders consent to the sale of the Acquired Assets.

         D. Borrower and the Lenders have agreed to enter into this Agreement to amend the Credit Agreement.

         E. The Lenders are willing to amend the Credit Agreement, and to consent to the sale of the Acquired Assets, based on the covenants, terms and conditions set forth herein.

                                    AGREEMENT
                                    ---------

1.                Definitions.

               (a) Any capitalized terms used but not defined in this Agreement shall have the meanings given to such terms in the Credit Agreement.

               (b) The definition of "Total Revolving Credit Commitment" in the Credit Agreement is hereby deleted and replaced with the following definition:

                  "TOTAL REVOLVING CREDIT COMMITMENT" means a principal amount equal to $7,500,000."


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     2. Deferral of Term Loan Repayment. Subject to Borrower taking all action required under this Agreement, the quarterly principal payment in the amount of $500,000 that was due and payable to the Lenders by Borrower on December 31, 2002, pursuant to Section 2.2(c) of the Credit Agreement, is hereby deferred until February 14, 2003, at which time such payment shall be due and payable. Nothing in this deferral relieves Borrower from any other obligation it has under the Credit Agreement, including, but not limited to, the payment of interest on the deferred principal payment set forth herein.

     3. Consent to Sale of Assets. The Lenders hereby agree and consent to Borrower's sale (through its subsidiary) of the Acquired Assets pursuant to the Asset Purchase Agreement and agree to release any and all of their liens and encumbrances on the Acquired Assets, provided that the following conditions are met:

               (a) all proceeds from the sale of the Acquired Assets except for any amounts payable to Green, Manning & Bunch, LTD or otherwise agreed to in writing by the Lenders are immediately used to reduce the outstanding balance under the Revolving Line of Credit;

               (b) all proceeds from the sale of the Acquired Assets except for any amounts payable to Green, Manning & Bunch, LTD or otherwise agreed to in writing by the Lenders due to Borrower at the closing of such sale shall be wired directly to Agent for application to the Revolving Line of Credit as set forth in Section 3(a);

               (c) the promissory note or notes (the "Notes") received by Borrower for deferred payment of the purchase price of the Acquired Assets shall be pledged to the Lenders, be considered part of the Collateral, and all payments on the Notes (except for such amounts payable to Green, Manning & Bunch, LTD) shall be applied to the outstanding principal balance of Term Loan B or as otherwise agreed to in writing among the Lenders and Borrower; and

               (d) the Notes shall not be Eligible Accounts Receivable or otherwise considered in any way in determining the Borrowing Base under the Credit Agreement.

     4. Waiver of Claims. Borrower hereby agrees that this Agreement is a reasonable agreement between the parties in connection with the current facts and circumstances related to Borrower's business and is in keeping with the tenor of the Credit Agreement, and Borrower hereby completely and generally waives, releases, remises, acquits and forever discharges the Lenders and their respective affiliates, present and past officers, directors, agents, attorneys, predecessors, successors, insurers, parent, subsidiary and sibling corporations and entities, and assigns (collectively, hereafter the "Bank Releasees") of and from any and all past and present claims, damages or causes of action arising or relating in any way to the actions of the Bank Releasees relating to the Credit Agreement, this Agreement, the Transaction Documents or any other agreement between the parties, which Borrower ever had or now has against the Bank Releasees, or any of them.

                                       2
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     5. Miscellaneous.

               (a) Borrower agrees to pay on demand all costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement, the other Transaction Documents, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the Agent (including the cost of internal counsel) with respect thereto and with respect to advising the Agent as to its rights and responsibilities under the Transaction Documents. Borrower further agrees to pay on demand all costs and expenses of the Agent and the other Lenders, if any (including, without limitation, reasonable attorneys' fees and expenses and the cost of internal counsel), in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of this Agreement or the Transaction Documents.

               (b) The Lenders and Borrower, as used herein, shall include the successors or assigns of those parties, except that Borrower shall not have the right to assign its rights hereunder or any interest herein.

               (c) No modification, rescission, waiver, release, or amendment of any provision of this Agreement shall be made, except by a written agreement signed by Borrower and the Required Lenders.

               (d) This Agreement may be executed in any number of counterparts, and by the Lenders and Borrower on separate counterparts, each of which, when so executed and delivered, shall be an original, but all of which shall together constitute one and the same Agreement.

               (e) Article and Section headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

               (f) The terms of this Agreement and the other Transaction Documents shall be cumulative except to the extent that they are specifically inconsistent with each other, in which case the terms of this Agreement shall prevail.

               (g) This Agreement, the Credit Agreement, and the other Transaction Documents constitute the entire agreement and understanding between the parties hereto with respect to the transactions contemplated hereby and supersede all prior negotiations, understandings, and agreements between such parties with respect to such transactions, including, without limitation, those expressed in any commitment letter delivered by the Lenders to Borrower.

               (h) This Agreement, and the transactions evidenced hereby, shall be governed by, and construed under, the internal laws of the State of Colorado, without regard to principles of conflicts of law, as the same may from time to time be in effect, including, without limitation, the Uniform Commercial Code as in effect in the state.

                                       3
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               (i) Borrower and the Lenders agree that any action or proceeding to enforce, or arising out of, the Transaction Documents may be commenced in any state or federal court of competent jurisdiction in the State of Colorado, and Borrower and Lenders waive personal service of process and agree that a summons and complaint commencing an action or proceeding in any such court shall be properly served and shall confer personal jurisdiction if served by registered or certified mail to Borrower or the Lenders, as appropriate, or as otherwise provided by the laws of the State or the United States.

               (j) Borrower and the Lenders hereby knowingly, voluntarily, and intentionally waive any right to trial by jury borrower or lenders may have in any action or proceeding, in law or in equity, in connection with the Transaction Documents or the transactions related thereto. Borrower represents and warrants that no representative or agent of the Lenders has represented, expressly or otherwise, that the Lenders will not, in the event of litigation, seek to enforce this right to jury trial waiver. Borrower acknowledges that the Lenders have been induced to enter into this Agreement by, among other things, the provisions of this paragraph.

               (k) Oral agreements or commitments to loan money, extend credit or to forbear from enforcing repayment of a debt, including promises to extend or renew such debt, are not enforceable. To protect you (Borrower) and us (Lenders) from misunderstanding or disappointment, any agreements we reach covering such matters are contained in this Agreement and the Transaction Documents, which are the complete and exclusive statement of the agreement between us, except as we may later agree in writing to modify it.


                                     * * * *


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                               BORROWER:

                            KOALA CORPORATION


                            By:
                               ---------------------------------------
                            Name:    Jim Zazenski
                            Title:   Chief Operating Officer
                            Address:
                            11600 East 53rd Avenue, Unit D, Denver, CO 80239
                            Attn: Jim Zazenski, Chief Operating Officer
                            Phone: (303) 770-3934
                            Facsimile: (303) 574-9000

                            LENDERS:

                            U.S. BANK NATIONAL ASSOCIATION


                            By:
                               ---------------------------------------
                            Name:    Richard J. Mikos
                            Title:   Vice President
                            Address:
                            U.S. Bancorp Center BC-MN-H22A
                            800 Nicollet Mall, 22nd Floor
                            Minneapolis, MN 55402
                            Attention: Richard J. Mikos, Vice President
                            Phone: (612) 973-2134
                            Facsimile: (612) 973-2148

                            KEYBANK NATIONAL ASSOCIATION


                            By:
                               ---------------------------------------
                            Name: Lance E. Schaffer
                            Title:   Vice President
                            Address:
                            1675 Broadway, Suite 500
                            Denver, CO 80202
                            Attn: Lance E. Schaffer
                            Phone:   (720) 904-4542
                            Fax:     (720) 904-4515